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                                                                    EXHIBIT 10.5
                                                                         ANNEX D

                               COVENANT AGREEMENT

                  COVENANT AGREEMENT, dated as of __________ ___, 2004 (this "Agreement"), between FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, an Ohio business trust (the "Company") and FUR INVESTORS LLC ("FUR"), a Delaware limited liability company.

                                    RECITALS

                  WHEREAS, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of November 26, 2003 between the Company and FUR, FUR commenced a cash tender offer for up to 5,000,000 shares of beneficial interest, par value $1.00 per share of the Company ("Common Shares") and agreed to thereafter purchase (the "Stock Issuance") a number of newly issued Common Shares not to exceed 19.9% of the total outstanding Common Shares immediately prior to the Stock Issuance);

                  WHEREAS, pursuant to the Stock Purchase Agreement, concurrently with the Stock Issuance the Company's Board of Trustees (the "Board") is to be reconstituted; and

                  WHEREAS, pursuant to the Stock Purchase Agreement, the parties agreed to enter into this Agreement concurrently with the closing of the Stock Issuance setting forth certain covenants to be complied with and actions to be taken from and after the date hereof;

                  NOW THEREFORE, in consideration of the foregoing and mutual provisions and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                        RESTRICTION ON OPEN MARKET SALES

                  Section 1.1 Restrictions on Sales. FUR agrees and covenants with the Company that (i) for a one year period following the date hereof, it will not sell, transfer or assign any Common Shares owned by it either on the New York Stock Exchange, any other national securities exchange on which the Common Shares are listed for trading or in the over-the-counter market, or otherwise, other than to transferees agreed to in writing by the Company ("Permitted Transferees"). In addition, FUR shall not during such period engage in any short sales, equity swaps, purchases of put options or sales of call options, whether settled by delivery of securities or in cash, with respect to the Common Shares. The transfer of Common Shares to a Permitted Transferee shall be conditioned on the Permitted Transferee becoming a party to this Agreement and abiding by the restrictions of this Section. Following such one-year period, FUR

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shall not sell, transfer or assign any Common Shares owned by it other than in accordance with applicable law.

                  Section 1.2 Sale in Violation of Agreement Void. Any sale of Common Shares in violation of this Agreement shall be void and the Company shall not record any such sale on its books or treat any purported transferee of such Common Shares as the owner thereof. for any purposes.

                                   ARTICLE II

                              GOVERNING INSTRUMENTS

                  Section 2.1 Declaration of Trust. (a) The Company shall include in its proxy statement (the "Proxy Statement") filed with the Securities and Exchange Commission for its next Annual Meeting of Shareholders (the "Shareholders Meeting") proposals (the "Proposals") to effect such amendments to the Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust") as may be necessary and appropriate to make the provisions of the Declaration of Trust conform to, and not conflict with, the terms of this Agreement, the Stock Purchase Agreement and the other agreements annexed to the Stock Purchase Agreement, including without limitation (i) a proposal to amend
Section 8.1 of the Declaration of Trust to eliminate the classification of the Board into classes and (ii) a proposal to amend the limitations set forth in the proviso contained in Section 8.10 of the Declaration of Trust. The Company, acting through the Board shall, in accordance with applicable law and the Declaration of Trust and By-laws, (i) duly call, give notice of, convene and hold the Shareholders Meeting for the purpose of considering and taking action on the Proposals and (ii) unless the Board determines in good faith that its fiduciary duties under applicable law require otherwise, (A) include in the Proxy Statement the recommendation of the Board that the Shareholders approve and adopt the Proposals and (B) use all reasonable efforts to obtain such approval and adoption.

                  (b) At the Shareholders' Meeting, FUR agrees to vote all Common Shares owned by it in favor of the approval and adoption of the Proposals

                  Section 2.2 By-Laws. The Board shall effect such amendments to the By-Laws of the Company as may be necessary and appropriate to make the provisions of the By-Laws conform to, and not conflict with, the terms of this Agreement, the Stock Purchase Agreement and the other agreements annexed to the Stock Purchase Agreement.

                  Section 2.3 Form and Substance of Amendments. Each amendment to be proposed to shareholders pursuant to Section 2.1(a) hereof, and each amendment to be adopted by the Board pursuant to Section 2.2 hereof, shall be in form and substance proposed by the Board, after approved thereof by a majority of the Independent Trustees, and approved by FUR (such approval by FUR not to be unreasonably withheld).

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                                   ARTICLE III

                            ADDITIONAL FUR COVENANTS

                  Section 3.1 Company REIT Election. FUR covenants and agrees with the Company that, during the period from the date hereof through the later of such time as (i) Michael L. Ashner is no longer serving as either the Chairman or chief executive officer of the Company and (ii) Michael L. Ashner, FUR, or other affiliates (as defined in Rule 144 promulgated under the Securities Act of 1933) of Michael L. Ashner (the foregoing are collectively referred to as ("Ashner Affiliates")), are no longer the beneficial owner, pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), of at least 10% of the outstanding Common Shares (the "Covenant Period"), it will not, in its capacity as a shareholder, propose, and will vote all Common Shares owned by it against, any action which would impair the Company's status as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, unless a majority of the Independent Trustees (as hereinafter defined) then in office has determined that it would be in the best interests of the Company to no longer maintain its status as a real estate investment trust. "Independent Trustees" shall mean the members of the Board who are "independent", as defined in Section 303A.02 of the New York Stock Exchange's Listed Company Manual, as amended November 4, 2003 ("Rule 303A") (or other self-regulatory operating system on which Common Shares are then traded).

                  Section 3.2 Reporting Company Status. FUR covenants and agrees with the Company that, during the Covenant Period, neither FUR nor its members or manager shall take any affirmative action which would cause the Common Shares to cease to be subject to the reporting requirements of the Securities Exchange Act of 1934, except in connection with a proposal or transaction approved by a majority of the Independent Trustees.

                  Section 3.3 Exchange Listing. (a) FUR covenants and agrees with the Company that, during the Covenant Period, neither FUR nor its members or manager will take any action (applying Rule 303A as if such rule were currently effective) which would cause the Common Shares to cease to be listed for trading on at least one of the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (the "Major Exchanges"), except in connection with a proposal or transaction approved by a majority of the Independent Trustees. In addition, during the Covenant Period, so long as the Company shall have 300 or more shareholders, neither FUR nor its members or manager will take any affirmative action (applying Rule 303A as if such rule were currently effective) which would cause the Company to fail to comply with the corporate governance provisions applicable to listed companies, which would have applied to the Company had it maintained its listing on the New York Stock Exchange, except in connection with a proposal or transaction approved by a majority of the Independent Trustees. To the extent compliance with this Section
3.3 requires an amendment to the Declaration of Trust, the Company, acting through the Board shall, in accordance with applicable law and the Declaration of Trust and By-laws, (i) duly call, give notice of, convene and hold a shareholders meeting for the purpose of considering and taking action on such amendment and (ii) unless the Board determines in good faith that its fiduciary duties under applicable law require otherwise, (A) include in the applicable proxy statement the

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recommendation of the Board that the shareholders approve and adopt such amendment and (B) use all reasonable efforts to obtain such approval and adoption.

                  Section 3.4 Vote by Ashner Affiliates. At such a shareholder's meeting referred to in Section 3.3, FUR agrees to vote and have all Ashner Affiliates vote all Common Shares owned by them in favor of the approval and adoption of the amendment referred to in Section 3.3.

                  Section 3.5 Transactions with Affiliates. (a) FUR covenants and agrees with the Company that, during the Covenant Period, neither FUR nor any of its members or managers will take any affirmative action to amend the provisions of Section 11.13 of the Declaration of Trust which require that all transactions between the Trust and the Trust's officers, directors or advisor (or their affiliates) ("Interested Party Transactions") be approved by a majority of the Board, including a majority of the Independent Trustees then in office.

                  (b) FUR covenants and agrees with the Company that, during the Covenant Period, it, Michael Ashner and any Ashner Affiliates will vote or cause to be voted all Common Shares beneficially owned by such persons in proportion to the votes cast by other holders of Common Shares at any annual or special meeting of shareholders with respect to any proposal by FUR, Michael Ashner or an Ashner Affiliate, or trustees of the Company affiliated with FUR, Michael Ashner or an Ashner Affiliate relating to a transaction in which FUR, Michael Ashner or any Ashner Affiliate has an economic interest, provided, however, FUR, Michael Ashner or any Ashner Affiliate shall not be obligated to vote in such proportion, and shall be permitted to vote in such manner as they determine, in connection with (i) the Proposals, (ii) the election, from time to time, to the Board of up to two nominees designated by FUR, (iii) the election, from time to time, to the Board of nominees, including nominees of FUR, who meet the independence requirements of Rule 303A and (iv) any transaction or proposal approved and recommended by a majority of the Independent Trustees if a majority of the Independent Trustees have determined that FUR, Michael Ashner and any Ashner Affiliate may vote their Common Shares in such manner as FUR, Michael Ashner and any Ashner Affiliate determine.

                                   ARTICLE IV

                               GENERAL PROVISIONS

                  Section 4.1 Termination. FUR shall have the continuing right, but not the obligation, to terminate this Agreement from and after the date that the Advisory Agreement (as defined in the Stock Purchase Agreement) or the Exclusivity Agreement (as defined in the Stock Purchase Agreement) is, without the prior written consent of FUR, terminated by the Company or voided, in each case in whole or in material part.

                  Section 4.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

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                  Section 4.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.3):

                  if to Purchaser:

                           FUR Investors, LLC
                           100 Jericho Quadrangle, Suite 214
                           Jericho, NY  11753
                           Telephone: (516) 822-0022
                           Fax No.:   (516) 433-2777
                           Attention: Michael Ashner

                  if to the Company:

                           First Union Real Estate Equity and Mortgage
                           Investments
                           Telephone No:  (212) 949-1373
                           Telecopier No: (212) 681-9196
                           Attention: Talton Embry

                  Section 4.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein be consummated as originally contemplated to the fullest extent possible.

                  Section 4.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 4.6 Entire Agreement; Assignment. This Agreement and the Stock Purchase Agreement (including the exhibits, annexes and schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise.

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                  Section 4.7 Waiver. No purported extension or waiver by any party shall be valid unless set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  Section 4.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 4.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

                  Section 4.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

                  Section 4.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 4.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [Remainder of page intentionally left blank.]

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                       FUR INVESTORS, LLC

                                       By: ________________________________
                                       Name: Michael L. Ashner
                                       Title: Manager

                                       FIRST UNION REAL ESTATE EQUITY AND
                                         MORTGAGE INVESTMENTS

                                       By: _________________________________
                                       Name:
                                       Title:

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